HUTCHISON OSS-CECH MARLATT

Our File:2504.001

Reply to:   James S. Hutchison
                e-mail: jsh@hom-law.com

April 13, 2005

American Media Systems Co.                          Via Facsimile (817) 549-2216
3500 Cornett Road
Vancouver, BC V5M 2H5

Attention: Alexander Vesak

Dear Sir:

Re: Trust Account - American Media System Inc. (the "Company")

We wish to confirm that the Company has retained us with respect to an offering of shares in the capital of the Company. In particular the Company wish us to establish a trust account to hold subscription funds until a minimum offering amount is reached.

We advise that these funds will be held on the following trust:

1. Funds are to be held until we have received subscription agreements and a minimum offering amount, in this instance the sum of US$50,000.00 (the "Minimum Offering Amount"). We advise that received herein means received by us and in the case of payment by way of bank drafts, cheques or other instruments, such bank drafts cheques or other instruments have been cleared by our Bank, the Bank of Nova Scotia.

2. If within 180 days of the effective date of the Registration Statement, we have not received subscriptions and subscription fees in an amount equal to or greater that the Minimum Offering Amount, we shall return the funds we have in our trust account to the Subscribers. Once again, received herein means received by us and in the case of payment by way of bank drafts, cheques or other instruments, such bank drafts cheques or other instruments have been cleared by our Bank.

3. Upon receiving the Minimum Offering Amount or greater, we shall release the funds on your direction.

As discussed our fees associated with the transaction will be US$1,000.00. Our account will be forwarded to the company. No fees shall be taken from the Subscription fees we receive unless the Minimum Offering Amount has been received and we are authorized to take such fees by the Company

Lastly, we confirm that dealings with our trust account are governed by the rules of the Law Society of British Columbia.

Yours very truly,
HUTCHISON OSS-CECH MARLATT

Per:

/s/ James Hutchison
JAMES S. HUTCHISON
JSH: